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                                                                       EXHIBIT 5


                                  May 21, 1999


Oxford Health Plans, Inc.,
    800 Connecticut Avenue,
        Norwalk, Connecticut 06854.

Dear Sirs:

      In connection with the registration under the Securities Act of 1933 (the "Act") of 644,330 shares (the "Payson Securities") of Common Stock, par value $.01 per share, of Oxford Health Plans, Inc., a Delaware corporation (the "Company"), issued to Norman C. Payson, M.D. on May 13, 1998 pursuant to the Employment Agreement, dated as of February 23, 1998, as amended (the "Payson Employment Agreement"), between the Company and Norman C. Payson, M.D., and the registration under the Act of 6,800,000 shares (the "Plan Securities" and, together with the Payson Securities, the "Securities") of Common Stock par value $.01 per share, of the Company to be issued by the Company under the Oxford Health Plans, Inc. 1991 Stock Option Plan (the "1991 Plan"), the Payson Employment Agreement, the Oxford Health Plans, Inc. Stock Option Agreement, dated February 23, 1998 (the "Payson Stock Option Agreement"), by and between Norman C. Payson, M.D. and the Company, and the Oxford Health Plans, Inc. Stock Option Agreement, dated as of March 30, 1998 (the "Rich Plan" and, together with the 1991 Plan, the Payson Employment Agreement and the Payson Stock Option Agreement, the "Plans"), by and between the Company and Marvin P. Rich, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion:

      (1) the Payson Securities have been validly issued and are fully paid and nonassessable, and

      (2) when the registration statement relating to the Securities (the "Registration Statement") has become effective under the Act, the terms of the sale of the Plan Securities have been duly established in conformity with the Company's certificate of incorporation so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Plan Securities have been duly issued and sold upon valid exercise of the options granted under the Plans as contemplated by the Registration Statement, the Plan Securities will be validly issued, fully paid and nonassessable.

      The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

      We have relied as to certain matters on information obtained from public officials,


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officers of the Company and other sources believed by us to be responsible.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                        Very truly yours,

                                                         /s/ SULLIVAN & CROMWELL


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